EXHIBIT 11.1



                     BOSTON BIOMEDICA, INC. AND SUBSIDIARIES

                  STATEMENT RE COMPUTATION OF INCOME PER SHARE

                             WEIGHTED AVERAGE SHARES

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

                                                      Year Ended December 31,
                                             ---------------------------------------
                                                1994           1995           1996
                                             ---------      ---------      ---------
Average Common Stock Outstanding             2,551,946      2,569,641      2,915,522

Net effect of dilutive Common Stock
  Equivalents-based on treasury stock
  method using average market price               -           548,541        424,714

Issuance of "Cheap Stock"                       35,191         33,295

                                             ---------      ---------      ---------
                                             2,587,137      3,151,477      3,340,236
                                             =========      =========      =========


Net Income                                   $  96,528      $ 102,990      $ 481,220

Add: net reduction of interest on debt,
  less 40% taxes                                  -            27,258           -

Adjusted net income for earnings per         ---------      ---------      ---------
share calculation                            $  96,528      $ 130,248      $ 481,220
                                             =========      =========      =========

Income (loss) per share                           0.04           0.04           0.04
                                             =========      =========      =========


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